File Number: 811-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE

                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:      Great American Reserve Variable Annuity Account F

Address of Principal Business Office:
           11825 N. Pennsylvania Street
           Carmel, Indiana 46032

Telephone Number:  (317) 817-3700

Name and Address of Agent for Service of Process:

           Michael A. Colliflower
           Great American Reserve Insurance Company
           11825 N. Pennsylvania Street
           Carmel, Indiana 46032

Check Appropriate Box:

     Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes [ ] No

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Carmel and State of Indiana on the 31st day of October, 1997.

SIGNATURE:                        GREAT AMERICAN RESERVE VARIABLE
                                  ANNUITY ACCOUNT F
                                  -------------------------------
                                      (Name of Registrant)

                                  By:   GREAT AMERICAN RESERVE INSURANCE COMPANY

ATTEST:
/s/ JOHN J. SABL                  By: /s/ DONALD F. GONGAWARE
------------------------              ------------------------------------------
    John J. Sabl                          Donald F. Gongaware, President